                                                                     EXHIBIT 5.8

This Agreement effective the 21st day of June, 1999.

BETWEEN:
     COMMUNICATE.COM Inc.
     360 - 220 Cambie Street
     Vancouver, Canada
     V6B 2M9

     ("COMMUNICATE")

AND:
     PCSupport.com, Inc.
     1500 Hornby Street, Suite C-1
     Vancouver, BC, V6Z 2R1

     ("PCS")

WHEREAS:

A. COMMUNICATE is a strategic Internet solutions company which provides online strategic, creative, design, programming and application development services.

B. PCS wishes to retain the services of COMMUNICATE to design and develop a World Wide Web Internet Site specifically for PCS at www.pcsupport.com (the "Site").

C. The parties wish to set out in this agreement (the "Agreement") their mutual obligations with respect to the design and development of the Site.

THIS AGREEMENT WITNESSES that, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.  Incorporation by Reference

1.1 The foregoing recitals and the attached schedules form an integral part of this Agreement.

2.  Obligations of COMMUNICATE

2.1 COMMUNICATE shall design and develop the Site for PCS (the "Project") with participation by PCS & opportunities for testing, acceptance, modifications and approvals by PCS at each stage as described in the proposal (as amended from time to time, the "Proposal") for PCS dated June 7, 1999, and on the PCS extranet, copies of which are attached hereto and incorporated herein as Schedule "A," with changes to the specifications, deliverables, timeline and budget to be mutually agreed upon.

2.2 COMMUNICATE shall deliver each deliverable at the times and in the manner specified in the Proposal.

2.3 PCS shall have the time allotted in the Proposal, or if no time is specified, a reasonable period, to inspect and test each deliverable when received to determine if it conforms to the specifications set forth in the Proposal. If any deliverable fails to conform to the specifications, PCS shall give COMMUNICATE notice of the defect and COMMUNICATE shall then have the time allotted in the Proposal, or if no time is specified, a reasonable period, to remedy such failure and redeliver to PCS. If COMMUNICATE is unable to correct the deliverable to conform to the specifications within three (3) attempts, PCS may terminate this Agreement and receive a refund of all monies paid for that deliverable.

3.  Obligations of PCS

3.1  PCS shall:

     (a) supply COMMUNICATE promptly with such information and content as COMMUNICATE may reasonably require, in a mutually agreed upon electronic format; and

     (b)  pay COMMUNICATE in accordance with section 6 herein.

4.  Proprietary Rights

4.1 PCS grants to COMMUNICATE the non-exclusive right to produce and reproduce on and for the Site any material protectable by copyright which PCS provides to COMMUNICATE solely for the purpose of the Project and to use any trademarks approved by PCS for use on the Site.

4.2  The parties agree as follows:

     (a) as between COMMUNICATE and PCS, PCS shall *own all right title and interest in and to any materials provided by PCS for incorporation in the Site, including, but not limited to, text, graphics, or materials generated in any form or media and any materials derived by COMMUNICATE from any materials provided, and owned, by PCS, including through the conversion of materials to a format ready for display on the Site (collectively, the "Work"). PCS hereby grants to COMMUNICATE a non-exclusive, non-transferable, limited license, revocable at will by PCS, to use the Work under the terms and conditions of this Agreement solely in connection with the establishment of the Site;

     (b) COMMUNICATE agrees to insert into the Work such copyright, trademark and other proprietary rights notices as PCS may request from time to time. In addition, COMMUNICATE agrees that it will do and perform any acts reasonably necessary or appropriate, including making assignments and executing and delivering other documents, in order to enable PCS to register the copyright in the Work and to evidence and enforce any legal rights PCS may have as the sole and exclusive owner of the Work;

     (c) notwithstanding clauses (a) and (b) above, exclusive ownership of the Work by PCS does not include standard routines, development tools, and programming techniques commonly employed by programmers, as well as any underlying software code or computer programs which COMMUNICATE creates and uses for the purposes of the Project, whether existing prior to, or developed in connection with, this Agreement (collectively referred to as the "Tools");

     (d) COMMUNICATE hereby grants to PCS a perpetual, non-exclusive, royalty-free, worldwide, non-transferable license to make use of any and all such Tools which are incorporated in the Site and which are required for the operation of the Site. Further, COMMUNICATE hereby grants to PCS a perpetual, non-exclusive, royalty-free, non-transferable license to modify or enhance the Tools for the purposes of the foregoing. COMMUNICATE hereby reserves for itself all rights in and to the Tools not expressly granted to PCS in the immediately foregoing sentence.
          In no event shall PCS use any trademarks or service marks of COMMUNICATE without COMMUNICATE's prior written consent. Unless otherwise agreed to in writing by COMMUNICATE, any reproduction, distribution, selling, disclosing, licensing or sublicensing of all or any portion of any Tools, or any underlying software code or computer programs which COMMUNICATE creates and uses to develop the Site, shall automatically terminate the foregoing license. Nothing in this paragraph shall affect PCS's ownership of the copyright and other rights with respect to the Work;

     (e) COMMUNICATE waives its rights, if any, under applicable law with respect to "moral rights" or any similar rights in the Work. In addition, COMMUNICATE hereby grants to PCS a perpetual, royalty-free, worldwide, non-transferable right to modify the Work in any manner, regardless of the effect on the Work, and to display the Work with or without attribution to COMMUNICATE (except as otherwise agreed in writing by the parties). Notwithstanding anything in this paragraph, any alteration of the Site to include any obscene or illegal material shall automatically terminate the license granted to PCS under paragraph (d) above;

     (f) nothing in this section 4.2 shall grant to PCS any right to sell, license or disclose all or any portion of any Tools to any person or party that is not an employee of PCS. For clarification purposes only, PCS shall not allow a competitor of COMMUNICATE to modify or enhance the Tools without COMMUNICATE's prior written consent; and

     (g) nothing in this section 4.2 shall grant to PCS any claim to, or ownership in, any third party material (the "Third Party Material") used by COMMUNICATE in the Project.

4.3 PCS acknowledges that if it wishes to produce or reproduce Third Party Material in any media other than the Site, PCS shall be responsible for negotiating any additional license fees directly with the owner of such Third Party Material and shall bear any costs for acquiring such rights.

4.4 Subject to section 9.6(b) hereof, COMMUNICATE shall, upon request from PCS or on the termination of this Agreement, return any Work which,it receives from or produces for PCS under the terms of this Agreement.

4.5 COMMUNICATE will not sell, license, disclose, or otherwise provide any unique features of the Site to any direct competitors of PCS whose primary business is web-based computer maintenance, while COMMUNICATE is doing ongoing work, including work under this Agreement, for PCS and for a period of six months thereafter without prior written consent from PCS. This restriction does not apply to features of the Site which are in the public domain.

5.  Representations, Warranties & Indemnities

5.1  PCS represents and warrants as follows:

     (a) PCS is the owner of copyright to material supplied to COMMUNICATE for use on the Site, or has acquired the necessary permission from the copyright owner or owners of material of which it is not the owner to sublicense the rights contemplated herein for use on the Site, and either owns or has been licensed to use any trademarks supplied to COMMUNICATE for the purposes contemplated by this Agreement;

     (b) to the best of its knowledge, none of the material which it supplies to COMMUNICATE or the trademarks which it approves for use on the Site or in Site-related promotions will infringe or breach the proprietary, statutory or contractual rights of any third party;

     (c) to the best of its knowledge, any information which it supplies to COMMUNICATE for publication on the Site and which purports to be factual shall be accurate and true in all material respects;

     (d) any software which it provides to COMMUNICATE for conversion and use on the Site shall be free of material defects and have been screened for viruses by a current, commercially-available anti-virus software program; and

     (e) PCS agrees to indemnify, defend and hold harmless COMMUNICATE, its directors, officers, employees and agents, and defend any action brought against same with respect to any claim, demand cause of action, debt or liability, including reasonable legal fees, to the extent that such action is based upon a claim that:

          (i) if true, would constitute a breach of any of PCS's representations, warranties or agreements hereunder;
          (ii)  arises out of the negligence or willful misconduct of PCS; or
          (iii) any of the Work to be provided by PCS hereunder or other material on the Site infringes or violates any rights of third parties, including, without limitation, rights of publicity, rights of privacy, patents, copyrights, trademarks, trade secrets and/or licenses.

5.2  COMMUNICATE represents and warrants as follows:

     (a) COMMUNICATE is a company duly incorporated under the laws of British Columbia;

     (b) COMMUNICATE is the sole owner of copyright to any Work including material which is not supplied or approved by PCS but which COMMUNICATE contributes to the design of the Site or otherwise uses on the Site, or has acquired the necessary permission from the copyright owner or owners of material of which it is not the owner to produce or reproduce such material in the design of the Site or otherwise use on the Site, and either owns or has been licensed to use any trademarks which are not supplied by PCS but which COMMUNICATE uses on the Site;

     (c) to the best of its knowledge, none of the Work including material or software which is not supplied or approved by PCS but which COMMUNICATE uses or produces or reproduces in the development or design of the Site will infringe or breach the intellectual property, proprietary, statutory or contractual rights of any third party;

     (d) to the best of its knowledge, any information which is not supplied by PCS but which COMMUNICATE uses on the Site and purports to be factual shall be true and accurate in all material respects;

     (e) any software which it provides to PCS for conversion and use on the Site shall be free of any material defects and have been screened for viruses by a current, commercially-available anti-virus software program;

     (f) the performance of its services shall be of the highest professional quality and shall be done in accordance with applicable laws;

     (g) the deliverables, including the Work and Tools, shall perform as set forth in the specifications in the Proposal;

     (h) the deliverables, including the Work and Tools, shall record, store, process and present calendar dates fully in and after January 1, 2000 in the same manner and with the same functionality as before December 31, 1999, that COMMUNICATE has successfully tested each such deliverable to ensure that its operation will not be affected by either time or date changes or leap years, and that the *deliverables will correctly process date-related information and associated date calculations for dates in the range of calendar years 1990 through 2150;

     (i) the deliverables, including the Work and Tools, shall not infringe or misappropriate any patent, copyright, trademark, trade secrets or other intellectual property rights of any third party, or violate this Agreement or applicable law. COMMUNICATE shall defend, indemnify and hold harmless PCS from all claims, losses, damages, expenses and liabilities arising from a breach or alleged breach of this subsection
          (i); and

     (j) COMMUNICATE agrees to indemnify, defend and hold harmless PCS, its directors, officers, employees and agents, and defend any action brought against same with respect to any claim, demand, cause of action, debt or liability, including reasonable legal fees, to the extent that such action arises out of the gross negligence or willful misconduct of COMMUNICATE.

6.  Payment

6.1 COMMUNICATE shall invoice PCS for the amount specified in the COMMUNICATE Proposal as follows:

     (a)  $50,000 CAD upon signing of this contract; and

     (b) the remaining development budget to be invoiced at various stages based on *deliverables, milestones and budget to be mutually agreed upon during the initial planning stage and incorporated in the Proposal.

6.2 PCS agrees that any consents or approvals will not be unreasonably withheld or delayed. If PCS has not provided its approval or change requests within two (2) weeks of a request by COMMUNICATE, PCS will be deemed to have consented.

6.3 All invoices shall be due and payable upon receipt. Interest will accrue on any unpaid amounts after 30 days at the rate of 2% per month until fully paid.

7. Limitation of Liability

7.1 COMMUNICATE shall not be responsible to PCS for any damages or losses, whether direct, indirect or consequential, arising from a disruption, delay, defect or failure of the server which provides the Internet connection for the Site.

8.  Confidentiality

8.1 "Confidential Information" shall mean any confidential or proprietary information of either party, whether or not developed by the other, including but not limited to preexisting or new information relating to all ideas, designs, methods, discoveries, improvements, products or other results of consulting services, trade secrets, product data and specifications, property rights, business affairs, product development, customer information or employee information. "Confidential Information" shall not include information available to the public other than through the wrongful act or neglect of the recipient of that information under this Agreement, or available to a party from a third party which is not violating an obligation of confidence.

8.2 Each party acknowledges and agrees that it (and its subcontractor(s), if any), in performing its obligations under this Agreement, shall have access to or be directly or indirectly exposed to each other's Confidential Information. Each party shall hold confidential all Confidential Information and shall not disclose or use such Confidential Information, except as required by applicable law, without the express written consent of the other party. Each party shall use reasonable measures and reasonable efforts to provide protection for the other party's Confidential Information, including measures at least as strict as those each party uses to protect its own Confidential Information. Such measures shall include, without limitation, requiring employees and independent contractors to sign a non-disclosure agreement before obtaining access to the other party's Confidential Information.

8.3 Each party agrees not to use the other party's Confidential Information other than to meet its obligations under this Agreement.

9.  Termination

9.1 Either party may, at its option, terminate this Agreement, effective immediately, if the other party materially defaults on its obligations hereunder and fails to cure such default within fifteen (15) days after receipt of notice of such default.

9.2 The right to terminate this Agreement in accordance with paragraph 9.1 shall not be an exclusive remedy and either party shall be entitled to damages arising out of any breach of this Agreement or to any other remedy available at law or in equity.

9.3 The parties may also terminate this Agreement upon such terms and conditions as may be mutually agreed upon.

9.4 PCS may terminate this Agreement without cause on thirty (30) days prior written notice upon payment for all unpaid invoices and uncompensated expenses through the date of termination. Such payment by PCS to COMMUNICATE upon termination shall include a prorata payment based on all work done by COMMUNICATE towards the completion of a milestone but which milestone is not completed prior to termination.

9.5 Either party may terminate this Agreement upon completion of the initial planning stage for any reason or no reason, including but not limited to the parties failure to agree to the specifications, timeline and budget for the remaining Phases.

9.6  Upon termination:

     (a) COMMUNICATE shall cease using any of PCS's trademarks, marketing materials or stationery;

     (b) provided that PCS has paid to COMMUNICATE any amounts owing for services rendered and disbursements incurred under this Agreement, COMMUNICATE shall return to PCS within 10 days any PCS products or materials in COMMUNICATE's possession and delete any electronic copies of such products or materials from its system except for any electronic copies of such products or materials which have been purchased and paid for or properly licensed for COMMUNICATE's account;

     (c) COMMUNICATE shall refund to PCS any monies which COMMUNICATE may have received for work which is not delivered to PCS; and

     (d) the rights and licenses granted under this Agreement to PCS shall survive termination.

10. Limitation of Liability

10.1 COMMUNICATE shall have no liability under this Agreement or otherwise for consequential, exemplary, special, incidental, or punitive damages and COMMUNICATE's liability under this Agreement will be limited to the amount actually paid to COMMUNICATE by PCS under this Agreement. This limitation applies to all causes of action in the aggregate, including without limitation, breach of contract, breach of warranty, negligence, strict liability, misrepresentations, and other torts.

11.  Governing Law

11.1 This Agreement shall be governed by and interpreted in accordance with the laws of British Columbia and Canada and the parties irrevocably attorn to the jurisdiction of the courts of British Columbia in respect to any and all matters arising out of this Agreement.

12.  Notices

12.1 Any notices or communications required to be given shall be made in writing and either delivered to the recipient at the address described on the first page of this Agreement and sent by telecopier and e-mail as follows:

If to COMMUNICATE:  (604) 687-2192           If to PCS: (604) 257-3004
email:  bryan@communicate.com                email: steve.macbeth@pcsupport.com
        ---------------------
Attention:  Bryan Liew                       Attention: Steve Macbeth

      unless otherwise advised in writing by the intended recipient. If notice is delivered by courier or personal delivery, it shall be deemed to have been given upon delivery. If notice is sent by telecopier or email, it shall be deemed to have been given at one business day after the transmission was sent and receipt confirmed electronically.

13.  Miscellaneous

13.1 Time shall be of the essence of this Agreement and no extension or variation of this Agreement or any obligation hereunder shall operate as a waiver of this provision.

13.2 The parties agree that this Agreement will be effective following any change of name of PCs.

13.3 COMMUNICATE shall not have the power to bind PCS nor shall COMMUNICATE make any such representation and PCS shall not have the power to bind COMMUNICATE nor shall PCS make any such representation. COMMUNICATE's relation to PCS shall be that of an independent contractor and not that of a partner, employee or joint venture.

13.4 The waiver by either party of any breach or failure to enforce any of the terms and conditions of this Agreement at any time shall not in any way affect, limit or waive either party's rights thereunder to enforce and compel full performance with every term and condition of this Agreement.

13.5 This Agreement shall be binding upon and inure to the benefits of the successors and assigns of the parties. Neither party may assign its rights or obligations hereunder without the prior consent of the other, except that the sale of substantially all of the stock or assets of either or the merger of either shall not be deemed an assignment which requires the other's consent, provided prompt notice of any such sale or merger shall be given to the other.

  13.6 All provisions of this Agreement relating to PCS warranties, confidentiality, non-disclosure, proprietary rights, limitation of liability, indemnification obligations and payment obligations shall survive the termination or expiration of this Agreement.

  13.7 The provisions of this Agreement shall be severable. Should any portion of this Agreement be held void, invalid or inoperative, the remaining provisions shall not be affected and shall continue in effect provided that such severance will not materially alter the substance of this Agreement. All void, invalid or inoperative provisions shall be deemed modified to the least extent necessary to remedy such provisions enforceability.

  13.8 This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and all prior agreements or understandings with respect thereto are superseded hereby. No amendment or modification hereof shall be binding unless in writing and duly executed by the parties.

  13.9 This Agreement may be executed in multiple counterparts, all of which taken together shall constitute one single Agreement between the parties.

  IN WITNESS WHERE the authorized signatories of the parties have executed this Agreement as of the day and year first above mentioned.


COMMUNICATE.COM, Inc.                        PCSupport.com, Inc.



_______________________________              ________________________________
Authorized Signatory                         Authorized Signatory

                                  Schedule A

                  COMMUNICATE.COM PROPOSAL DATED JUNE 7, 1999
                  -------------------------------------------
                        and PC SUPPORT PROJECT EXTRANET
                        -------------------------------


The proposal dated June 7, 1999 is, and is intended to be, general in nature. COMMUNICATE and PCS will develop more detailed deliverables, specifications, timelines and budgets, which, upon being agreed to in writing, will automatically be added to and form a part of this Agreement.

                                                           360-220 Cambia Street
                                                               Vancouver, Canada
                                                                         V6B 2M9

communicate.com
                                                        telephone:  604.687.2143
                                                               fax: 604.687.2192
                                                  www:http://www.communicate.com

CONTRACT ADDENDUM

DATE:          July 19, 1999

CLIENT:        PCSupport.com

PROJECT CODE:  PCS/CENTER

PREPARED By:   Theo Wiersma
--------------------------------------------------------------------------------


ATTN:  Steve Macbeth

TOTAL PAGES:  11

This fax transmission should consist of this cover page, an addendum to our contract agreement, the project plan/timeline, and the feature set v1.1 document. If any of these documents were not received, please call Theo Wiersma at 587-2142.

Also, here is the breakdown of the current deposit status:

Corporate Website                                 $ 20,000.00
Flow Diagrams                                     $  5,000.00
Online Marketing of Corporate Site                $  1,500.00
T&M for work on PCSupport Center to date          $ 13,664.17
-------------------------------------------------------------
TOTAL TO DATE                                     $ 40,164.17
Initial deposit                                   $(50,000.00)

Deposit Remaining                                 $ (9,835.83)


Let me know if you require any clarification, otherwise, fax back to my attention at 687-2192.

Theo Wiersma
Account Executive

ADDENDUM - JULY 19, 1999.

This is an addendum to the Agreement (as per schedule A) effective June 21, 1999 between Communicate.com and PC Support.

PC Support approves proceeding with the budget below to deliver a PCSupport.com web site with minimal functionality (see attached Feature Set v1.1 and Project Plan.mpp). Functional scope decisions that deviate from or expand on this feature set will be approved on an item by item basis, and Communicate.com will present budget revisions and other impact statements as and if the scope increases.

Development will proceed upon delivery of the initial deposit of $60,164($70,00 as per below, minus remaining deposit of $9836). Payment will then continue as per the payment schedule below, drawing partially from new invoices, and partially form the deposit.

Budget Breakdown
----------------

                                        Low            High
Project Management                       $ 28,600        $ 33,000
Engineering                              $ 93,600        $108,000
Site design & Development                  88,400        $102,000
QA & Development                         $ 52,000        $ 60,000
Total                                    $262,600        $303,000


Payment Schedule
----------------

Project cost         Date     Invoiced       Deposit        Paid
Commencement        19/Jul                    $70,700.00     $ 70,700.00
Deposit
Payment 1            2/Aug     $ 45,133.33    $58,916.67     $ 58,916.67
Payment 2           16/Aug     $ 45,133.33    $47,133.33     $ 47,133.33
Payment 3           30/Aug     $ 45,133.33    $35,350.00     $ 35,350.00
Payment 4           13/Sep     $ 45,133.33    $23,566.67     $ 35,350.00
Payment 5           27/Sep     $ 45,133.33    $11,783.33     $ 33,350.00
Payment 6           11/Oct     $ 57,133.33    $     0.00     $ 45,350.00
Total                          $282,800.00                   $282,800.00


COMMUNICATE.COM, Inc.                        PC Support



____________________________                 ____________________________
Authorized Signatory                         Authorized Signatory

Date:  July 19, 1999                          Date:  July 20, 1999